MediStem
THE FUTURE OF MEDICINE

PATENT LICENSE AGREEMENT

This Patent License Agreement ("Agreement") is made and effective the 10th day of ~~June~~ July, 2013 ("Effective Date")

BETWEEN: MEDISTEM, INC. (the "Licensor"), a corporation organized and existing under the laws of the State of NEVADA, with its head office located at:

9255 Towne Centre Drive
Suite 450
San Diego, CA 92122

AND: CYTORI THERAPEUTICS, INC. (the "Licensee"), a corporation organized and existing under the laws of the State of DELAWARE, with its head office located at:

3020 Callan Road
San Diego, California 92121

RECITALS

A. The Licensor is the owner of all right, title and interest in and to United States Patent No. 8,241,621, entitled *"Stem Cell Mediated Treg Activation"* and related rights.

B. Licensee is engaged in the business of adipose-derived stem and regenerative cell based therapies and wishes to acquire an EXCLUSIVE license under United States Patent No. 8,241,621 , throughout the United States and its territories (the "Territory")

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:

TERMS AND CONDITIONS

1. DEFINITIONS. As used in this Agreement, the following words shall have the designated meanings:

   a. "Affiliate" means, for each party, any corporation, person or entity controlled by, controlling, or under common control with that party. For this purpose, "control" shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting power or decision making power of the entity or a fifty (50%) or more interest

or right to the income of such entity or such other relationship as, in fact, provides the party with the right or ability to determine or direct the actions or decisions of the other person or entity.

b. "Autoimmune Diseases" refers to the diseases and disorders described in Appendix A, which is attached hereto and incorporated herein by this reference.

c. "Licensed Patents" means U.S. Patent No. 8,241,621, entitled *"Stem Cell Mediated Treg Activation* (issued August 14, 2012), and all continuations, continuations-in-part, divisions, substitutions, reissues and reexaminations or extensions of any kind, anywhere in the world, including any patent or patent application owned by Licensors that claims an improvement of the invention described in United States Patent No. 8,241,621, and all foreign counterparts of any of the foregoing.

d. "Licensed Rights" means all inventions, concepts related to the Licensed Patents or necessary to manufacture, sell or use of the Licensed Patents.

e. "Licensed Field" means any and all uses of the Licensed Patents and Licensed Rights for design, development, manufacturing, sale and use of such patents and rights for Autoimmune Diseases.

f. "Net Sales" means the total of the gross invoice prices from the Final Sale of Cytori Consumable Products (as defined in Attachment B) for Autoimmune Diseases, less the sum of the following deductions where applicable: cash, trade or quantity discounts; sales, use, tariff, import/export duties or taxes imposed on particular sales; transportation, handling and refrigeration charges, including insurance; and allowances or credits to customers because of rejections or returns ("Customary Deductions"). Final Sale means the last sale within the control of Licensee or an Affiliate of Licensee to an independent third party (including without limitation final sales of Cytori Consumable Products to licensed distributors and agents of Cytori). If Licensee or an Affiliate sells at a single price or rate a packaged combination of products (or "Kit"), not all of which if sold individually would be Cytori Consumable Products, then "Net Sales" with respect to sales of such Kits or packaged products shall equal the number of units of Cytori Consumable Products sold as part of such

Kit (less rejections, defects and returns) multiplied by either (i) the respective average net selling price during such period of the same type of Cytori Consumable Products sold individually in the same country or region and distribution method, over the preceding six month period, in each case excluding Customary Deductions.

2. GRANT OF LICENSE

a. The Licensor grants to the Licensee an EXCLUSIVE, royalty bearing, license under the Licensed Rights and Licensed Patents to make, have made, use, sell, offer for sale, import and export adipose-derived stem and regenerative cell based treatments and therapies in the Licensed Field. throughout the United States and its territories, to the full end of the term or terms for which the Letters Patent have been or may be granted, and any reissue or reissues of such Letters Patent, unless this agreement is terminated prior to such term or terms as provided below (the "License Term").

b. The foregoing license grant includes the right for the Licensee to sub-license the rights granted in Section 2(a).

c. Any invention, adaptation, modification or change relating to any invention disclosed in the Licensed Patents or contained in the Licensed Rights (an "Improvement") made by Licensee, or Licensor, or jointly by Licensor or Licensee, shall be the sole property of Licensee, and Licensee shall have the right to apply for copyrights, patents (including utility and design patents), or other protection for intellectual property rights in such Improvement anywhere in the world under its own name and at its own expense. Licensor agrees to take all actions and execute all documents, including assignments to Licensee, to effectuate Licensee's ownership of any Improvement. Licensor hereby grants Licensee, without additional compensation, including without payment of additional royalties upon the Improvement, a license to any such Improvement commensurate with Sections 2(a) and 2(b) above.

3. ASSIGNMENT

a. Except as otherwise provided herein, either party may sell, assign, license, encumber or otherwise transfer ("Assign" or "Assignment") the rights under this Agreement subject to Assignees full compliance

with the terms of this Agreement and the prior written consent of the other party, which consent shall not be unreasonably withheld.

4. REPRESENTATION OF LICENSOR

The Licensor represents and warrants that it is the sole and exclusive owner of the entire right, title, and interest in the above-mentioned US Letters Patent, and that it has the right to grant the right, license and privilege granted in this agreement; that it has executed no agreement in conflict with this agreement.

5. SCHEDULE OF ROYALTIES

a. Licensee agrees to pay the Licensor Ten Thousand Dollars ($10,000 USD) on the Effective Date of this Agreement. In addition, commencing on the Effective Date of this Agreement, Licensee agrees to pay Royalty Payments to Licensor totaling Three and a Half Percent (3.5%) per annum of the Net Sales of the Cytori Consumable Products for treatment in the Licensed Field during the License Term. Royalty Payments shall be non-refundable.

b. Offset Royalties. In the event that it becomes reasonably necessary for Licensee to license patent rights owned by third parties to make, have made, use or sell Cytori Consumable Product in the Licensed Field, then Cytori will have the right to obtain the patent rights from such third party and to credit fifty percent (50%) of any Royalty Payments made to such third party under such license against up to fifty percent (50%) of the Royalty Payments payable to Licensor.

6. STATEMENT OF SALES

The Licensee within Thirty (30) days of the end of each calendar quarter, in each year during the continuance of this Agreement, agrees to furnish Licensor written statements and shall, concurrently with the rendering of such statement, pay to the Licensor the full amount of Royalty Payments owed during such calendar quarter. The Statements shall identify the quantity sold or otherwise disposed of, and the applicable royalty.

7. FAILURE TO PAY BY LICENSEE

Should Licensee fail to make any payments as required herein, and should the Licensee fail to cure the breach created thereby, any and all rights, title and ownership to the License provided to the Licensee under this Agreement shall be

forfeited and any and all such rights, title and ownership to the License shall, upon notice of the failure to cure the breach, immediately revert to Licensor, and all royalties paid by Licensee until such date shall be retained by Licensor without forfeiture.

8. TERM AND TERMINATION OF AGREEMENT

a. This Agreement shall commence on the EFFECTIVE DATE and shall remain in effect until the last to expire of any of the Licensed Patents, unless terminated earlier as provided below.

b. Either party shall have the right to terminate this Agreement upon any breach of any material term or condition of this Agreement by the other party, which has not been corrected or cured within thirty (30) days after receipt of a notice in writing identifying the breach, and with reference to this Section and such termination shall be without prejudice to any other rights or claims the aggrieved party may have against the other party.

c. Licensee shall have the right to terminate this Agreement for convenience, provided Licensee gives Licensors ninety (90) days prior written notice.

9. CONFIDENTIALITY, PUBLICITY AND PRESS RELEASES

a. "Confidential Information" means any and all information which is disclosed by either party to the other verbally, electronically, visually, or in a written or other tangible form which is either identified or should be reasonably understood to be confidential or proprietary. Confidential Information includes, but is not limited to, the specific terms and/or conditions of this Agreement, trade secrets, ideas, processes, formulas, programs, software, source of supply, technology, discoveries, developments, inventions, techniques, marketing plans, strategies, forecasts, unpublished financial statements, prices, costs, and customer lists. The parties agree that the terms and conditions of this Agreement are Confidential Information.

b. Limitations On Use And Disclosure: The Confidential Information disclosed by either party ("Disclosing Party") to the other party ("Receiving Party") constitutes the confidential and proprietary information of the Disclosing Party and the Receiving Party agrees to

treat all Confidential Information of the other in the same manner as it treats its own similar proprietary information, but in no case will the degree of care be less than reasonable care. The Receiving Party shall use Confidential Information of the Disclosing Party only in performing under this Agreement and shall retain the Confidential Information in confidence and not disclose to any third party (except as authorized under this Agreement) without the Disclosing Party's express written consent. The Receiving Party shall disclose the Disclosing Party's Confidential Information only to those employees and contractors of the Receiving Party who have a need to know such information for the purposes of this Agreement. Notwithstanding the foregoing, each party's confidentiality obligations hereunder shall not apply to information which as evidenced by written records:

i. is already known to the Receiving Party without an obligation of confidentiality prior to disclosure by the Disclosing Party;

ii. is or becomes publicly available without fault of the Receiving Party;

iii. is rightfully obtained by the Receiving Party from a third party without restriction as to disclosure, or is approved for release by written authorization of the Disclosing Party;

iv. is developed independently by the Receiving Party without use of or access to the Disclosing Party's Confidential Information.

c. <u>Permitted Use And Disclosure</u>: Each party hereto is permitted to disclose this Agreement and use or disclose the Confidential Information disclosed to it by the other party:

i. To the extent such use or disclosure is reasonably necessary in connection with complying with stock exchange rules.

ii. To its legal and/or financial advisors, provided such advisors maintain the confidentiality of this Agreement.

iii. To the extent such use or disclosure is reasonably necessary to enforce its rights under this Agreement in connection with a legal proceeding or as required to be disclosed by law or governmental regulation.

iv. To the extent such use or disclosure is reasonably necessary in connection with prosecuting or defending litigation, complying with applicable law, court order, submitting information to tax or other governmental authorities, or otherwise exercising its rights hereunder.

d. In the instances set forth in Sections 7.3.c or 7.3.d, the Receiving Party shall provide reasonable advance written notice to Disclosing Party of such disclosure and reasonably cooperate with the Disclosing Party in limiting such disclosure.

e. Publicity and Press Releases. Neither party shall issue any other press releases relating to this Agreement without prior written approval of the other party.

10. RECORDS

Licensee agrees to keep complete and correct books, accounts and records according to Generally Accepted Accounting Principles (GAAP) regulations to facilitate computation of Royalty Payments. During the Term of the Agreement and for a period of one (1) year thereafter, upon ten (10) days prior written notice, Licensor may designate an independent accounting firm, reasonably acceptable to Licensee, to confidentially examine the Licensee's books and records, for the purpose of verifying the accuracy of the Royalty payments, if any are due. Licensor shall have this records inspection right no more than once every year and during regular business hours. In case of miscalculations elicited by such examination, Licensee shall compensate Licensor for the agreed upon shortfall within thirty (30) days of receipt of a detailed report outlining the Royalty Payments determined to be due. The cost of the independent accounting firm shall be borne by Licensor, unless non-trivial errors were detected in the Royalty Payment calculations by Licensee resulting in underpayment of Royalties, in which case Licensee shall cover the costs of the inspection and correct any underpayment.

11. INFRINGEMENT

The Licensee shall have the sole and exclusive right to institute and prosecute any and all suits to enjoin any and all infringers of the above-mentioned Letters Patent, and from time to time during the continuance of this agreement, and at its own expense, may institute any suits or suits which it may deem necessary. The Licensee shall have the sole right to institute and prosecute such suits, and to employ its own

counsel for such suits; and Licensee shall pay for all services rendered by counsel so retained, and for all incidental costs and expenses.

12. JOINDER OF LICENSOR

The Licensor agrees that the Licensee may join Licensor as party plaintiff if the Licensee should find it necessary or desirable in any suit or suits which the Licensee may institute involving the above-mentioned Letters Patent, it being agreed that in such event the Licensee shall bear all such expenses.

13. COOPERATION OF LICENSOR

The Licensor agrees to execute any and all papers, documents or other instruments which may be found necessary or desirable to effect the exclusive right and license granted to the Licensee; and also to execute any and all papers which may be found necessary or desirable in any suit or suits brought under and pursuant to this agreement; and the Licensor further agrees that it will testify in any interference or litigation, whenever requested by to do so by the Licensee, all at the expense of the Licensee.

14. RELATIONSHIP OF THE PARTIES

It is agreed that this Agreement does not make any Party herein a general or special agent, legal representative, subsidiary, joint venture, partner, employee or servant of any other Party herein for any purpose.

15. VALIDITY

During the time of this agreement, licensee will not challenge the validity of the Letters Patent at court or with patent authorities, or will support third parties in such a challenge.

16. Warranties, Indemnification and Limitations

a. Licensors represent and warrant that collectively, they have the full right, power, and authority to enter into and perform their obligations under this Agreement and grant the license and other rights as set forth herein, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this Agreement or the parties' performance hereunder would violate, breach, or cause a default.

b. Licensee represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this Agreement, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this Agreement or the parties' performance hereunder would violate, breach, or cause a default.

c. Indemnification:

   i. Licensee shall indemnify, hold harmless, and defend Licensors and their respective affiliates, officers, directors, representatives, employees, or agents against any and all third party claims, causes of action, demands, judgments, settlements, expenses, or losses including, reasonable attorneys' fees and court costs arising out of or in connection with: (i) any breach of any representation, warranty, or covenant hereunder, or (ii) the failure to perform any covenants or obligations contained in this Agreement.

   ii. Licensors shall indemnify, hold harmless, and defend Licensees and its officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, reasonable attorneys' fees and court costs arising out of or in connection with any breach by Licensors of any representation, warranty, or covenant hereunder.

   iii. The indemnifying party's indemnification obligations under this Section are conditioned upon the indemnified party (i) giving prompt notice of the claim to the indemnifying party; and (ii) providing reasonable cooperation to the indemnifying party and, at the indemnifying party's request and expense, assistance in the defense or settlement of the claim. Indemnifying party shall have the right to select qualified counsel for the defense of the indemnified claim, control the defense of such claim, and shall have the sole settlement authority, so long as the settlement fully and completely absolves the indemnified liability.

MediStem
THE FUTURE OF MEDICINE

d. <u>DISCLAIMER OF WARRANTIES</u>: EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS, TO THE EXTENT ALLOWED BY APPLICABLE LAW, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF INFORMED OF SUCH PURPOSE), NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

e. <u>LIMITATION OF LIABILITY</u>: EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY OBLIGATIONS AND THE INDEMNIFICATION OBLIGATIONS IN SECTION 9, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

17. BREACH AND DISPUTES

Any dispute between the Parties arising from or in connection with this Agreement shall be resolved through binding arbitration, by a single neutral arbitrator under the rules and regulations of the American Arbitration Association.

a. This arbitration requirement shall not apply to any controversy or claim involving an issue of the infringement, validity, or enforceability of any patent. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any provisions of state law inconsistent therewith or which would produce a different result.

b. A single neutral arbitrator who is (i) fluent in written and spoken English; and (ii) skilled and experienced in technology licensing shall be selected by agreement between the parties. If the parties fail to agree on an arbitrator, a single arbitrator shall be selected in accordance with the procedures set forth in the Arbitration Rules. The arbitrator shall render a final award in accordance with the substantive law of the State of California, excluding the conflicts provisions of such law.

c. The arbitrator shall be fully compensated in accordance with his or her normal hourly or per diem rates for all time spent in connection with the arbitration proceeding. Pending a final award, the arbitrator's compensation and expenses shall be advanced equally by the parties.

d. In no event will the arbitrator have the power to include any element of punitive damages or incidental or consequential damages in the arbitration award, except as expressly permitted hereunder.

e. Notwithstanding the foregoing or anything to the contrary herein, either party may seek and obtain an injunction or other appropriate relief from any court of competent jurisdiction to preserve the status quo with respect to any matter pending conclusion of the arbitration proceeding or to enforce or protect any of its intellectual property rights.

f. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

18. FORUM, VENUE AND GOVERNING LAW

This agreement shall be governed and interpreted under California law. Exclusive venue for legal proceedings arising hereunder shall be in San Diego, California.

19. Notices

a. Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, and if given or rendered to

Licensee, addressed to:

Cytori Therapeutics, Inc.
3020 Callan Road
San Diego, California
Attn: Marc H. Hedrick, President

With a Copy to:

MediStem
THE FUTURE OF MEDICINE

Cytori Intellectual Property & Licensing Counsel

Or, if given or rendered to Licensors, addressed to:

MEDISTEM, INC.
9255 Towne Centre Drive
Suite 450
San Diego, CA 92122
Attn:

____
____
____

or, in any case, to such changed address or person as Licensor or Licensee shall have specified to the other by written notice.

20. ENTIRE AGREEMENT

This Agreement supersedes any prior understanding that may have been reached between the Parties and encompasses the entire agreement between the Licensee and Licensor with respect to the Letters Patent. The terms of this Agreement are confidential and shall be maintained by the Parties in accordance thereby.

21. MODIFICATION

This Agreement cannot be modified except in writing executed mutually between the Parties.

MediStem
THE FUTURE OF MEDICINE

22. BINDING EFFECT

This Agreement shall bind and apply to the successors and assigns of the Licensor, and may inure to the benefit of, and be binding upon the successors and permitted assigns of the Licensee.

IN WITNESS WHEREOF, the parties have executed this Agreement at San Diego, California, as of the date first written above.

LICENSOR	**LICENSEE**
______________________	______________________
Authorized Signature	Authorized Signature
______________________	______________________
Print Name & Title	Print Name & Title

MediStem
THE FUTURE OF MEDICINE

ATTACHMENT A

Autoimmune Disease

A disease or disorder characterized by injury elicited through attack of the target organ, cell, or tissue by the patient's own adaptive immune system, for example, through production of an auto-reactive antibody or T lymphocyte.

For example, autoimmune cardiomyopathy and Dressler's Syndrome are autoimmune diseases as both involve damage elicited by an auto-reactive component of the adaptive immune system. However, acute myocardial infarction and chronic myocardial ischemia are not autoimmune diseases as the primary mechanism of injury is ischemia and its consequences.

Treatment or therapies for Autoimmune Diseases restore or promote normal immune function and systemically abrogate the autoimmune disease.

For example, treatment or therapies to restore pancreatic function in a patient with type I (autoimmune) diabetes, to reduce global bowel inflammation in a patient with Crohn's disease, or to restore renal function in a patient with Goodpasture's disease constitutes treatment or therapies for Autoimmune Diseases. However, treatment or therapies for diabetic foot ulcers in a patient with type 1 diabetes, a perianal fistula in a patient with Crohn's disease, or renal ischemia reperfusion injury in a patient with Goodpasture's disease would not constitute treatment or therapies for Autoimmune Diseases. Similarly, treatment or therapies for neuropathy associated with multiple sclerosis would constitute treatment or therapies for Autoimmune Diseases. However, treatment or therapies for a heart attack, stroke, traumatic injury, or other such disease or disorder in a patient who happens to have multiple sclerosis would not.

MediStem
THE FUTURE OF MEDICINE

ATTACHMENT B

Cytori Consumable Products
(Including future generations of the single use Cytori consumable products used to process adipose tissue)

Product Name	Image	Description
Cytori Consumable Set		A sterile, single-use set used with the Celution® Device to process tissue and extract ADRCs within a closed system.
Reagents	CELASE	Celase® and Intravase® are proprietary reagents to optimize separation, concentration and safety.